Exhibit 4.1
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”) is made as of the 23rd day of November, 2010, by and between RRI ENERGY, INC., a Delaware corporation, formerly known as Reliant Resources, Inc., a Delaware corporation (the “Company”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as successor to The Chase Manhattan Bank, and Computershare Trust Company, N.A. (“Computershare”).
WHEREAS, the Company and JPMorgan Chase are parties to that certain Rights Agreement, dated as of January 15, 2001 (the “Rights Agreement”);
WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement on the terms set forth in this Amendment;
WHEREAS, as of the date hereof, no Person has become an Acquiring Person under the Rights Agreement, and the Company has satisfied all requirements to effect an amendment to the Rights Agreement;
WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to modify the terms of the Rights Agreement in an effort to deter acquisitions of Common Stock that might limit or reduce the availability to the Company of the Company’s net operating loss carryforwards for United States federal income tax purposes and make certain other modifications to the Rights Agreement; and
WHEREAS, JPMorgan Chase, which has heretofore served as the Rights Agent appointed under the Rights Agreement, desires to resign as Rights Agent, and the Company desires to accept such resignation and appoint Computershare as successor Rights Agent under the Rights Agreement.
NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:
1. Section 1 of the Rights Agreement is amended in its entirety to read as follows:
Section 1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:
“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 4.99% or more of the shares of Common Stock then outstanding, but shall not include any Exempt Person; provided, however, that a Person shall not be or become an Acquiring Person if such Person, together with its Affiliates and Associates, shall become the Beneficial Owner of 4.99% or more of the shares of Common Stock then outstanding solely as a result of

(i) a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by the Company, unless and until such time as such Person or any Affiliate or Associate of such Person shall, following written notice from, or public disclosure by, the Company of such purchases of Common Stock by the Company, become the Beneficial Owner of any additional Common Stock, other than as a result of the transactions described in clauses (ii) through (v) hereof; and shall then Beneficially Own more than 4.99% of the shares of Common Stock then outstanding,
(ii) any unilateral grant of Common Stock by the Company,
(iii) any stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Stock are treated equally,
(iv) any exercise of warrants to purchase Common Stock that are Beneficially Owned by such Person on the Amendment Date, or
(v) any transaction for which such Person has requested and obtained the Prior Written Approval of the Company;
and provided, further, that if the Board of Directors, with the concurrence of a majority of the members of the Board of Directors who are not (and who are not representatives, nominees, Affiliates or Associates of) such Person or an Acquiring Person, determines in good faith that a Person that would otherwise be an “Acquiring Person” has become such inadvertently (including, without limitation, because (i) such Person was unaware that it Beneficially Owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (ii) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement), in any case such inadvertent acquisition did not result in the loss or impairment of Tax Benefits, and such Person as promptly as practicable divested or divests itself of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement; provided, further, that no Person shall be an Acquiring Person if the Board of Directors shall have affirmatively determined, prior to the Distribution Date, in light of the intent and purposes of this Agreement or other circumstances facing the Company, that such Person shall not be deemed an Acquiring Person.
“Adjustment Shares” shall have the meaning set forth in Section 11(a)(ii) hereof.
“Affiliate” and “Associate” shall mean, with respect to any Person, any other Person whose Common Stock would be deemed constructively owned by such first Person for purposes of Section 382, would be deemed owned by a single “entity” as defined in Treasury Regulation § 1.382-3(a)(1) in which both such Persons are included, or otherwise would be deemed aggregated with Common Stock owned by such first Person pursuant to the provisions of Section 382 and the Treasury Regulations thereunder; provided, however, that a Person shall not be deemed to be the Affiliate or Associate of another Person solely because either or both Persons are or were directors of the Company.
“Amendment Date” shall mean November 23, 2010.

A Person shall be deemed a “Beneficial Owner” of, shall be deemed to have “Beneficial Ownership” and shall be deemed to “Beneficially Own” any securities which such Person directly owns, or would be deemed to constructively own, pursuant to Section 382 and the Treasury Regulations promulgated thereunder.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York or Texas are authorized or obligated by law or executive order to close.
“close of business” on any given date shall mean 5:00 p.m., New York City time, on such date; provided, however, that if such date is not a Business Day, it shall mean 5:00 p.m., New York City time, on the next succeeding Business Day.
“Closing Price” of a security for any day shall mean the last sales price, regular way, on such day or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day, in either case as reported in the principal transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or, if such security is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such security is listed or admitted to trading, or, if such security is not listed or admitted to trading on any national securities exchange but sales price information is reported for such security, as reported by Nasdaq or such other self-regulatory organization or registered securities information processor (as such terms are used under the Exchange Act) that then reports information concerning such security, or, if sales price information is not so reported, the average of the high bid and low asked prices in the over-the-counter market on such day, as reported by Nasdaq or such other entity, or, if on such day such security is not quoted by any such entity, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such security selected by the Board of Directors of the Company. If on such day no market maker is making a market in such security, the fair value of such security on such day as determined in good faith by the Board of Directors of the Company shall be used.
“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.
“Common Stock” shall mean the common stock, par value $.001 per share, of the Company, except that “Common Stock” when used with reference to equity interests issued by any Person other than the Company shall mean the capital stock of such Person with the greatest voting power, or the equity securities or other equity interest having power to control or direct the management, of such Person.
“Common Stock Equivalents” shall have the meaning set forth in Section 11(a)(iii) hereof.
“Company” shall mean the Person named as the “Company” in the preamble of this Agreement until a successor Person shall have become such or until a Principal Party shall assume, and thereafter be liable for, all obligations and duties of the Company hereunder, pursuant to the applicable provisions of this Agreement, and thereafter “Company” shall mean such successor Person or Principal Party.

“Current Market Price” shall have the meaning set forth in Section 11(d) hereof.
“Current Value” shall have the meaning set forth in Section 11(a)(iii) hereof.
“Distribution Date” shall mean the earlier of (i) the close of business on the tenth day (or, if such Stock Acquisition Date results from the consummation of a Permitted Offer, such later date as may be determined by the Company’s Board of Directors as set forth below at any time when the Rights are redeemable) after the Stock Acquisition Date or (ii) the close of business on the tenth Business Day (or such later date as may be determined by the Company’s Board of Directors as set forth below before the Distribution Date occurs) after the date that a tender offer or exchange offer by any Person (other than any Exempt Person) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act as then in effect, if upon consummation thereof, such Person would be an Acquiring Person, other than a tender or exchange offer that is determined before the Distribution Date occurs to be a Permitted Offer. The Board of Directors of the Company may, to the extent set forth in the preceding sentence, defer the date set forth in clause (i) or (ii) of the preceding sentence to a specified later date or to an unspecified later date to be determined by a subsequent action or event (but in no event to a date later than the close of business on the tenth day after the first occurrence of a Triggering Event).
“Equivalent Preferred Stock” shall have the meaning set forth in Section 11(b) hereof.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” shall have the meaning set forth in Section 24 hereof.
“Exempt Person” shall mean:
(i) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, and any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or any Subsidiary of the Company;
(ii) any Person who, together with all Affiliates and Associates of such Person, is the Beneficial Owner of securities representing 4.99% or more of the shares of Common Stock outstanding at the close of business on the Amendment Date; provided, however, that any such Person described in this clause (ii) shall no longer be deemed to be an Exempt Person and shall be deemed an Acquiring Person if such Person, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of any additional shares of Common Stock, except solely as a result of (A) any unilateral grant of Common Stock by the Company, (B) any stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Stock are treated equally, (C) any exercise of warrants to purchase Common Stock that are Beneficially Owned by such Person on the Amendment Date, or (D) any transaction for which such Person has requested and obtained the Prior Written Approval of the Company; and

(iii) any Person who, together with all Affiliates and Associates of such Person, is the Beneficial Owner of securities representing 4.99% or more of the shares of Common Stock outstanding at the Merger Effective Time, solely as a result of the Merger; provided, however, that any such Person described in this clause (iii) shall no longer be deemed to be an Exempt Person and shall be deemed an Acquiring Person if such Person, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of any additional shares of Common Stock, except solely as a result of (A) any unilateral grant of Common Stock by the Company, (B) any stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Stock are treated equally, (C) any exercise of warrants to purchase Common Stock that are Beneficially Owned by such Person on the Amendment Date, or (D) any transaction for which such Person has requested and obtained the Prior Written Approval of the Company.
“Expiration Date” shall mean the earliest of: (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights expire pursuant to Section 13(d) hereof, (iv) the time at which all Rights then outstanding and exercisable are exchanged pursuant to Section 24 hereof, (v) the final adjournment of the 2011 annual meeting of stockholders of the Company, if the Stockholder Approval has not been obtained by such date, (vi) the repeal of Section 382 or any successor statute if the Board of Directors of the Company determines that this Agreement is no longer necessary for the preservation of Tax Benefits, and (vii) the date on which the Board of Directors determines that no Tax Benefits may be carried forward.
“Final Expiration Date” shall mean the close of business on November 23, 2013.
“Flip-In Event” shall mean an event described in Section 11(a)(ii) hereof.
“Flip-In Trigger Date” shall have the meaning set forth in Section 11(a)(iii) hereof.
“Flip-Over Event” shall mean any event described in clause (x), (y) or (z) of Section 13(a) hereof, but excluding any transaction described in Section 13(d) hereof that causes the Rights to expire.
“Fractional Share” with respect to the Preferred Stock shall mean one one-thousandth of a share of Preferred Stock.
“Merger” shall mean the merger of Mirant with and into RRI Energy Holdings pursuant to the Agreement and Plan of Merger, dated as of April 11, 2010, by and among the Company, RRI Energy Holdings, and Mirant.
“Merger Effective Time” shall mean such time as a certificate of merger is duly filed by RRI Energy Holdings and Mirant with the Secretary of State of the State of Delaware, or at such later time as is agreed by the Company, Mirant and RRI Energy Holdings and specified in such certificate of merger in accordance with the relevant provisions of Delaware law.

“Mirant” shall mean Mirant Corporation, a Delaware corporation.
“Nasdaq” shall mean the National Association of Securities Dealers, Inc. Automated Quotations System.
“Permitted Offer” shall mean a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined, prior to the time the Person making the offer or any Affiliate or Associate thereof is an Acquiring Person, by at least a majority of the members of the Board of Directors who are not officers or employees of the Company and who are not, and are not representatives, nominees, Affiliates or Associates of an Acquiring Person or the Person making the offer, after receiving advice from one or more investment banking firms, to be (a) at a price and on terms that are fair to stockholders (taking into account all factors that such members of the Board deem relevant including, without limitation, prices that could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (b) otherwise in the best interests of the Company and its stockholders.
“Person” shall mean any individual, estate, firm, limited liability company, corporation, trust, association, partnership or other entity, or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treasury Regulation § 1.382-3(a)(1) or otherwise treated as an “entity” within the meaning of Treasury Regulation § 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of any such entity or group.
“Preferred Stock” shall mean shares of Series A Preferred Stock, par value $.001 per share, of the Company having the rights, powers and preferences set forth in Article Four of the Company’s Restated Certificate of Incorporation, a copy of which is attached hereto as Exhibit A and, to the extent that there is not a sufficient number of shares of Series A Preferred Stock authorized to permit the full exercise of the Rights, any other series of Preferred Stock, par value $.001 per share, of the Company designated for such purpose containing terms substantially similar to the terms of the Series A Preferred Stock.
“Principal Party” shall have the meaning set forth in Section 13(b) hereof.
“Prior Written Approval of the Company” shall mean prior express written consent of the Company to the action in question, executed on behalf of the Company by a duly authorized officer of the Company following express approval by action of at least a majority of the Board of Directors of the Company.
“Purchase Price” shall have the meaning set forth in Section 4(a) hereof.
“Record Date” shall have the meaning set forth in the recitals clause at the beginning of this Agreement.
“Redemption Price” shall have the meaning set forth in Section 23(a) hereof.
“Rights” shall have the meaning set forth in the recitals clause at the beginning of this Agreement.

“Rights Agent” shall mean the Person named as the “Rights Agent” in the preamble of this Agreement until a successor Rights Agent shall have become such pursuant to the applicable provisions hereof, and thereafter “Rights Agent” shall mean such successor Rights Agent. If at any time there is more than one Person appointed by the Company as Rights Agent pursuant to the applicable provisions of this Agreement, “Rights Agent” shall mean and include each such Person.
“Rights Certificates” shall mean the certificates evidencing the Rights.
“Rights Dividend Declaration Date” shall have the meaning set forth in the recitals clause at the beginning of this Agreement.
“RRI Energy Holdings” shall mean RRI Energy Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company.
“Section 382” shall mean Section 382 of the Code or any successor or replacement provision.
“Section 383” shall mean Section 383 of the Code or any successor or replacement provision.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Spread” shall have the meaning set forth in Section 11(a)(iii) hereof.
“Stock Acquisition Date” shall mean the first date of public announcement (which, for purposes of this definition and Section 23, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become such.
“Stockholder Approval” shall mean the approval of this Agreement, as amended on November 23, 2010, by the affirmative vote of the holders of a majority of the total number of votes of the Company’s capital stock entitled to vote, voting as a single class, that are present, or represented by proxy, at a meeting of stockholders of the Company duly held in accordance with the articles of incorporation (as amended) and bylaws of the Company and applicable law.
“Subsidiary” shall mean, with reference to any Person, any corporation or other Person of which an amount of voting securities sufficient to elect at least a majority of the directors or other persons performing similar functions is Beneficially Owned, directly or indirectly, by such Person, or otherwise controlled by such Person.
“Substitution Period” shall have the meaning set forth in Section 11(a)(iii) hereof.
“Summary of Rights” shall mean the Summary of Rights sent pursuant to Section 3(b) hereof.

“Tax Benefits” shall mean the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards, foreign tax credit carryforwards, any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 or Section 383, and the Treasury Regulations, of the Company or any Subsidiary of the Company.
“Treasury Regulations” shall mean the final, temporary and proposed income tax regulations promulgated under the Code, as amended.
“Trading Day” with respect to a security shall mean a day on which the principal national securities exchange on which such security is listed or admitted to trading is open for the transaction of business, or, if such security is not listed or admitted to trading on any national securities exchange but is quoted by Nasdaq, a day on which Nasdaq reports trades, or, if such security is not so quoted, a Business Day.
“Triggering Event” shall mean any Flip-In Event or any Flip-Over Event.
“Trust” shall have the meaning set forth in Section 24(a) hereof.
“Trust Agreement” shall have the meaning set forth in Section 24(a) hereof.
2. Section 2 of the Rights Agreement is amended to add the following language at the end thereof: “upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent.”
3. Section 3 of the Rights Agreement is amended in its entirety to read as follows:
Section 3. Issue of Rights Certificates.
(a) Until the Distribution Date, (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for Common Stock registered in the names of the holders of the Common Stock and not by separate certificates (or for shares participating in the direct registration system, by notations in the respective book entry accounts for the Common Stock), and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of one or more shares of Common Stock represented by certificates as of the close of business on the Distribution Date (other than any Person referred to in the first sentence of Section 7(e)), at the address of such holder shown on the records of the Company, one or more Rights Certificates, evidencing one Right for each share of Common Stock so held and represented by a certificate, subject to adjustment as provided herein. To the extent that a Triggering Event under Section 11(a)(ii) has occurred, the Company may implement such procedures, as it deems appropriate in its sole discretion, to minimize the possibility that Rights are received by Persons for whom Rights would be void under Section 7(e). In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates, and the Rights will be transferable separately from the transfer of Common Stock.

(b) Promptly following the Record Date, the Company will send a copy of a Summary of Rights, in substantially the form attached to this Agreement as Exhibit C, by first-class, postage prepaid mail, to each record holder of Common Stock as of the close of business on the Record Date, at the address of such holder shown on the records of the Company. With respect to certificates for Common Stock outstanding as of the Record Date, until the Distribution Date or the earlier surrender for transfer thereof or the Expiration Date, the Rights associated with the shares of Common Stock represented by such certificates shall be evidenced by such certificates for Common Stock (or, in the case of shares reflected on the direct registration system, the notations in the book entry account), and the registered holders of the Common Stock shall also be the registered holders of the associated Rights. Until the earlier of the Distribution Date or the Expiration Date, the transfer of any of the certificates for Common Stock outstanding on the Record Date, with or without a copy of the Summary of Rights, shall also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.
(c) Rights shall be issued in respect of all shares of Common Stock that are issued (whether originally issued or delivered from the Company’s treasury) on or after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date or, in certain circumstances provided in Section 22 hereof, after the Distribution Date. Certificates issued for shares of Common Stock that shall so become outstanding or shall be transferred or exchanged on or after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date shall also be deemed to be certificates for Rights, and shall bear the following legend:
This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between Reliant Resources, Inc. (the “Company”) and Computershare Trust Company, N.A., as successor rights agent to The Chase Manhattan Bank (the “Rights Agent”) dated as of January 15, 2001 and amended on November 23, 2010, as it may from time to time be further supplemented or amended (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may be exchanged, may expire or may be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge promptly after receipt of a written request therefor. UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS BENEFICIALLY OWNED BY OR TRANSFERRED TO ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT), AND CERTAIN TRANSFEREES THEREOF, WILL BECOME NULL AND VOID AND WILL NO LONGER BE TRANSFERABLE.

With respect to such certificates containing the foregoing legend, until the earlier of the Distribution Date or the Expiration Date, the Rights associated with the Common Stock represented by such certificates shall be evidenced by such certificates alone, and registered holders of Common Stock shall also be the registered holders of the associated Rights, and the transfer of any of such certificates shall also constitute the transfer of the Rights associated with the Common Stock represented by such certificates. Similarly, during such time periods, transfers of shares participating in the direct registration system shall also be deemed to be transfers of the associated Rights. In the event that shares of Common Stock are not represented by certificates, references in this Agreement to certificates shall be deemed to refer to the notations in the book entry accounts reflecting ownership of such shares.
4. Section 18(a) of the Rights Agreement is amended to insert the word “gross” prior to the word “negligence.”
5. Section 20(c) of the Rights Agreement is amended to insert the word “gross” prior to the word “negligence.”
6. Section 21 of the Rights Agreement is amended as follows:
(a) Delete the first sentence in its entirety and replace it with the following:
The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company, and, in the event that the Rights Agent or one of its affiliates is not also the transfer agent for the Company, to each transfer agent of the Common Stock and the Preferred Stock, by registered or certified mail.
(b) Insert the following new sentence after the first sentence:
In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.
7. Section 24(a) of the Rights Agreement is amended to insert the following after the last sentence thereof:
Prior to effecting an exchange pursuant to this Section 24, the Board of Directors may direct the Company to enter into a Trust Agreement in such form and with such terms as the Board of Directors shall then approve (the “Trust Agreement”). If the Board of Directors so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”) some or all of the shares of Common Stock issuable pursuant to the exchange, and some or all Persons, as the Board of Directors so directs, entitled to receive shares pursuant to the exchange shall be entitled to receive such shares (and any dividends or distributions made thereon after the date on which such shares are deposited in the Trust) only from the Trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement.
8. Section 26 of the Rights Agreement is amended as follows:

(a) Delete the address for notice or demand to or on the Company and insert in lieu thereof the following:
RRI Energy, Inc.
1000 Main Street
Houston, Texas 77002
Attention: General Counsel
(b) Delete the address for notice or demand to or on the Rights Agent and insert in lieu thereof the following:
Computershare Trust Company, N.A.
2 North LaSalle Street
Chicago, Illinois 60602
Attention: Client Services
9. The Rights Agreement is amended to insert a new Section 35 as follows:
Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.
10. Exhibit B of the Rights Agreement is amended by inserting “November 23, 2013” in place of each reference to “January 15, 2011.”
11. Each reference in the Rights Agreement (including exhibits and other attachments thereto) to “Reliant Resources, Inc.” is amended to refer instead to “RRI Energy, Inc.”
12. JPMorgan Chase hereby resigns as Rights Agent under the Rights Agreement and the Company hereby accepts the resignation of JPMorgan Chase. The Company hereby appoints Computershare as successor Rights Agent under the Rights Agreement, and Computershare hereby accepts such appointment subject to all of the terms and conditions of the Rights Agreement. The appointment of Computershare as Rights Agent is deemed effective as of the Amendment Date. The Company, JPMorgan Chase and Computershare each waive any right to receive prior notice of this resignation of JPMorgan Chase and appointment of Computershare pursuant to Section 21 of the Rights Agreement.
13. Each reference in the Rights Agreement (including exhibits and other attachments thereto) to “The Chase Manhattan Bank” is amended to refer instead to “Computershare Trust Company, N.A.” As of the Amendment Date, all references in the Rights Agreement to “Rights Agent” shall be deemed to refer to Computershare, JPMorgan Chase shall no longer be the Rights Agent and Computershare shall be fully responsible for all obligations of the Rights Agent under the Rights Agreement.

14. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms. To the extent there is a conflict between the terms and provisions of the Rights Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only.
15. All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and permitted assigns hereunder.
16. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
17. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
18. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of this 23rd day of November, 2010.

RRI ENERGY, INC.
By:	/s/ Michael L. Jines
	Name:	Michael L. Jines
	Title:	Executive Vice President, General Counsel and Chief Compliance Officer

JPMORGAN CHASE BANK, N.A.
By:	/s/ Greg Campbell
	Name:	Greg Campbell
	Title:	Vice President

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Robert Buckley
	Name:	Robert Buckley
	Title:	Senior Vice President, Investor Services